EXHIBIT 99.2
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FOR IMMEDIATE RELEASE:


                   TIME WARNER AND COMCAST SET PLAN TO REDUCE
                     COMCAST'S INTEREST IN TIME WARNER CABLE

NEW YORK AND PHILADELPHIA, SEPTEMBER 27, 2004 -- Time Warner Inc. (NYSE:TWX) and Comcast Corporation (NASDAQ: CMCSA, CMCSK) today announced an agreement that provides Comcast with an option to reduce its effective overall interest in Time Warner Cable Inc. from approximately 21% to 17% in exchange for stock of a subsidiary that will hold cable systems and cash.

Time Warner Chairman and Chief Executive Officer Dick Parsons said: "Today's announcement is another example of our working closely with Comcast to reach a mutually beneficial outcome to the business matters facing our companies. For our part, if Comcast chooses to exercise its option, we'll have the opportunity to increase ownership of our cable company based on a mutually attractive valuation. In addition, the trust that holds Comcast's interest in Time Warner Cable has agreed not to ask us to begin the process to register its Time Warner Cable ownership for at least the next six months, providing the two of us time to explore alternative approaches to facilitating Comcast's exit from its ownership position in Time Warner Cable. I look forward to continuing this productive relationship with Comcast."

Comcast Chairman and Chief Executive Officer Brian L. Roberts said: "We are very pleased to be announcing this agreement with Time Warner today. As we have stated from the beginning it has always been our plan to dispose of our stake in Time Warner Cable expeditiously. This agreement marks an important step towards completing that goal efficiently while also maximizing value for our shareholders."

The agreement grants Comcast the option, which can be exercised between December 1, 2004 and April 1, 2005, to require Time Warner Cable to redeem a portion of the Time Warner Cable common stock held by the Comcast trust in exchange for 100% of the common stock of a Time Warner Cable subsidiary. At the time of exchange, the subsidiary will own cable systems serving about 90,000 basic subscribers and approximately $750 million in cash. In addition, the Comcast trust agreed not to request prior to April 1, 2005 that Time Warner Cable register the shares in Time Warner Cable held by the trust for sale in a public offering.


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Comcast trusts currently own an effective interest of approximately 21% in Time
Warner Cable - held through a 17.9% common stock interest in Time Warner Cable and a 4.7% limited partnership interest in Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Cable. If Comcast exercises the option, it will reduce the trust's effective interest in Time Warner Cable's business to approximately 17% - consisting of a 13.7% common stock interest in Time Warner Cable Inc. and a 4.7% limited partnership interest in Time Warner Entertainment.

In conjunction with the restructuring of Time Warner Entertainment completed in 2003, the Comcast trust received customary registration rights relating to its shares of common stock of Time Warner Cable. In December 2003, the Comcast trust requested that Time Warner Cable register the trust's shares in Time Warner Cable for sale in a public offering. The agreement announced today supersedes the trust's previous request for registration.

ABOUT COMCAST CORPORATION

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest provider of cable and broadband services in the United States, serving more than 21 million cable television customers and more than 6 million high-speed Internet customers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

ABOUT TIME WARNER INC.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

ABOUT TIME WARNER CABLE INC.

Time Warner Cable Inc. owns and manages cable systems serving 10.9 million subscribers in 27 states, which include some of the most technologically advanced, best-clustered cable systems in the country with more than 75% of the Company's customers in systems of 300,000 subscribers or more. Utilizing a fully upgraded advanced cable network and a steadfast commitment to providing consumers with choice, value and world-class customer service, Time Warner Cable is an industry leader in delivering advanced products and services such as video on demand, high definition television, digital video recorders, high-speed

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data, wireless home networking and Digital Phone. Time Warner Cable is a subsidiary of Time Warner Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

THIS DOCUMENT INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS, AND ARE SUBJECT TO UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE STATEMENTS HEREIN DUE TO CHANGES IN ECONOMIC, BUSINESS, COMPETITIVE, TECHNOLOGICAL AND/OR REGULATORY FACTORS, AND OTHER FACTORS AFFECTING THE OPERATION OF THE BUSINESSES OF TIME WARNER INC. AND COMCAST CORPORATION. MORE DETAILED INFORMATION ABOUT THESE FACTORS MAY BE FOUND IN FILINGS BY TIME WARNER AND COMCAST WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EACH COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q. NEITHER TIME WARNER NOR COMCAST IS UNDER ANY OBLIGATION TO, AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO, UPDATE OR ALTER THE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

CONTACTS

TIME WARNER
-----------
Tricia Primrose Wallace (Corporate Communications)
(212) 484-7450

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719


COMCAST
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D'Arcy Rudnay (Corporate Communications)
(215) 981-8582

Tim Fitzpatrick (Corporate Communications)
(215) 981-8515

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Marlene Dooner (Investor Relations)
(215) 981-7392

Dan Goodwin (Investor Relations)
(215) 981-7518

Leslie Arena (Investor Relations)
(215) 981-8511




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